Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS FIRST QUARTER EARNINGS
MIAMI (March 28, 2017) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income of $352 million, or $0.48 diluted EPS, for the first quarter of 2017 compared to U.S. GAAP net income for the first quarter of 2016 of $142 million, or $0.18 diluted EPS. First quarter 2017 adjusted net income of $279 million, or $0.38 adjusted EPS, compared to adjusted net income of $301 million, or $0.39 adjusted EPS, for the first quarter of 2016. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other net charges, totaling $73 million in gains for the first quarter 2017 and $159 million of losses for the first quarter 2016. Revenues for the first quarter of 2017 of $3.8 billion were higher than the $3.7 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We are off to a good start delivering another quarter of operational improvement on top of a very strong first quarter last year. Our performance was driven by increased demand, particularly for our core Caribbean itineraries, leading to higher year-over-year ticket prices which enabled us to overcome the significant negative impact of both fuel and currency to exceed the high end of our guidance range.”
Key information for the first quarter 2017 compared to the prior year:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 0.1 percent. In constant currency, net revenue yields increased 3.8 percent for 1Q 2017, better than December guidance of up 1.5 to 2.5 percent.

•
Gross cruise costs including fuel per ALBD increased 2.9 percent. In constant currency, net cruise costs excluding fuel per ALBD increased 3.2 percent, compared to December guidance of up 1.5 to 2.5 percent, due to the timing of certain expenses.

•	Changes in fuel prices (including realized fuel derivatives) and currency exchange rates decreased earnings by $0.13 per share.
Highlights during the first quarter included the January announcement at the Consumer Electronics Show in Las Vegas, Nevada of a potential breakthrough guest experience innovation the Ocean Platform -- featuring Ocean Medallion. The experience will debut on Princess Cruises’ Regal Princess in November 2017 followed by additional Princess ships in 2018.
Fleet enhancement milestones included the official debut of Seabourn Cruises’ newest ship, Seabourn Encore, with its naming ceremony in Singapore. International recording artist and world's best-selling soprano Sarah Brightman presided over the naming ceremony as godmother of the stunning new 600-guest ship. Additionally, the company signed a memorandum of agreement with Italian shipbuilder Fincantieri to build two new cruise ships. The first is designated for Holland America Line to be delivered in 2021 with the second for Princess Cruises in 2022.
Also during the quarter, following the Corporation’s historic sailings from the U.S. to Cuba through its Fathom brand, Carnival Cruise Line received approval to begin operating cruises to Cuba. Carnival Paradise will be the largest cruise ship to sail to Cuba from the U.S. when it begins calling in Havana in June 2017.

2017 Outlook
At this time, cumulative advance bookings for the remainder of 2017 are well ahead of the prior year at considerably higher prices. During the quarter, both booking volumes and pricing for the remainder of 2017 have been running ahead of last year.
Donald commented, “Wave season, our peak booking period, was strong leaving us well positioned with bookings at considerably higher prices and with less inventory remaining for sale in 2017 compared to the prior year, resulting in increased earnings guidance. We are clearly benefiting from our efforts to increase cruise consideration through guest experience innovations, creative marketing, and public relations programs. We are reaching consumers through multiple touch points and laying the foundation for continued earnings improvement and sustained double digit returns on invested capital.”
The company expects full year 2017 net revenue yields in constant currency to be up approximately 3 percent compared to the prior year, better than December guidance of up approximately 2.5 percent. The company continues to expect full year net cruise costs excluding fuel per ALBD in constant currency to be up approximately 1 percent compared to the prior year. Changes in fuel prices (including realized fuel derivatives) and currency exchange rates compared to the prior year are expected to decrease earnings by $0.35 per share.

Taking the above factors into consideration, the company expects full year 2017 adjusted earnings per share to be in the range of $3.50 to $3.70 compared to December guidance of $3.30 to $3.60 and 2016 adjusted earnings per share of $3.45.
Second Quarter 2017 Outlook
Second quarter constant currency net revenue yields are expected to be up approximately 2.5 to 3.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the second quarter of 2017 are expected to be higher by approximately 1.5 to 2.5 percent compared to the prior year. Changes in fuel prices (including realized fuel derivatives) and currency exchange rates compared to the prior year are expected to decrease earnings by $0.12 per share. Based on the above factors, the company expects adjusted earnings per share for the second quarter 2017 to be in the range of $0.43 to $0.47 versus 2016 adjusted earnings per share of $0.49.

Selected Key Metrics

	Full Year 2017		Second Quarter 2017
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx 1.5%	Approx 3.0%	0.5 to 1.5%	2.5 to 3.5%
Net cruise costs excl. fuel / ALBD	Approx flat	Approx 1.0%	(0.5) to 0.5%	1.5 to 2.5%

	Full Year 2017	Second Quarter 2017
Fuel price per metric ton	$362	$359
Fuel consumption (metric tons in thousands)	3,310	840
Currency: Euro	$1.07 to €1	$1.08 to €1
Sterling	$1.25 to £1	$1.25 to £1
Australian dollar	$0.76 to A$1	$0.76 to A$1

	Three Months Ended February 28/29,
	2017	2016
Net income (in millions)	$352	$142
Adjusted net income (in millions) (a)	$279	$301

Earnings per share-diluted	$0.48	$0.18
Adjusted earnings per share-diluted (a)	$0.38	$0.39

(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2017 first quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is among the largest, most profitable and financially strong leisure travel companies in the world. With a portfolio of 10 cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Fathom, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK).
Together, these brands operate 102 ships visiting over 700 ports around the world and totaling 226,000 lower berths with 19 new ships scheduled to be delivered between 2017 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
Additional information can be found on www.carnival.com, www.fathom.org, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au and www.pocruises.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 (305) 406 7862	+1 (305) 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact our outlook including, but not limited to, the forecasting of our:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•
Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew

•	Economic conditions and adverse world events affecting the safety and security of travel, such as civil unrest, armed conflicts and terrorist attacks

•	Changes in and compliance with laws and regulations relating to environment, health, safety, security, tax and anti-corruption under which we operate

•	Disruptions and other damages to our information technology and other networks and operations, and breaches in data security

•	Ability to recruit, develop and retain qualified personnel

•	Increases in fuel prices

•	Fluctuations in foreign currency exchange rates

•	Misallocation of capital among our ship, joint venture and other strategic investments

•	Future operating cash flow may not be sufficient to fund future obligations and we may be unable to obtain financing

•	Overcapacity in the cruise ship and land-based vacation industry

•	Deterioration of our cruise brands' strengths and our inability to implement our strategies

•
Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors

•
Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations and increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages

•	Failure to keep pace with developments in technology

•
Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect and our international operations are subject to additional risks not generally applicable to our U.S. operations

•	Competition from the cruise ship and land-based vacation industry

•	Economic, market and political factors that are beyond our control

•	Litigation, enforcement actions, fines or penalties

•	Lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations

•	Union disputes and other employee relationship issues

•	Decisions to self-insure against various risks or the inability to obtain insurance for certain risks at reasonable rates

•	Reliance on third-party providers of various services integral to the operations of our business

•	Business activities that involve our co-investment with third parties

•	Disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us

•	Our shareholders may be subject to the uncertainties of a foreign legal system since Carnival Corporation and Carnival plc are not U.S. corporations

•	Small group of shareholders may be able to effectively control the outcome of shareholder voting

•
Provisions in Carnival Corporation’s and Carnival plc’s constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests

•	The DLC arrangement involves risks not associated with the more common ways of combining the operations of two companies

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 28/29,
	2017	2016
Revenues
Cruise
Passenger tickets	$2,804	$2,718
Onboard and other	978	923
Tour and other	9	10
	3,791	3,651
Operating Costs and Expenses
Cruise
Commissions, transportation and other	569	582
Onboard and other	125	117
Payroll and related	519	492
Fuel	297	187
Food	251	247
Other ship operating	661	604
Tour and other	13	14
	2,435	2,243
Selling and administrative	549	551
Depreciation and amortization	439	423
	3,423	3,217
Operating Income	368	434
Nonoperating Income (Expense)
Interest income	2	2
Interest expense, net of capitalized interest	(51)	(52)
Gains (losses) on fuel derivatives, net (a)	27	(236)
Other income (expense), net	8	(5)
	(14)	(291)
Income Before Income Taxes	354	143
Income Tax Expense, Net	(2)	(1)
Net Income	$352	$142
Earnings Per Share
Basic	$0.48	$0.18
Diluted	$0.48	$0.18

Dividends Declared Per Share	$0.35	$0.30
Weighted-Average Shares Outstanding - Basic	725	766
Weighted-Average Shares Outstanding - Diluted	728	769

(a)
During the three months ended February 28/29, 2017 and 2016, our gains (losses) on fuel derivatives, net include net unrealized gains (losses) of $72 million and $(145) million and realized (losses) of $(45) million and $(91) million, respectively.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	February 28, 2017	November 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$437	$603
Trade and other receivables, net	307	298
Inventories	361	322
Prepaid expenses and other	492	466
Total current assets	1,597	1,689
Property and Equipment, Net	32,328	32,429
Goodwill	2,911	2,910
Other Intangibles	1,279	1,275
Other Assets	588	578	(a)
	$38,703	$38,881
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$169	$457
Current portion of long-term debt	1,127	640
Accounts payable	669	713
Accrued liabilities and other	1,766	1,740
Customer deposits	3,734	3,522
Total current liabilities	7,465	7,072
Long-Term Debt	7,796	8,302	(a)
Other Long-Term Liabilities	782	910

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 655 shares at 2017 and 654 shares at 2016 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2017 and 2016 issued	358	358
Additional paid-in capital	8,660	8,632
Retained earnings	21,939	21,843
Accumulated other comprehensive loss	(2,440)	(2,454)
Treasury stock, 118 shares at 2017 and 2016 of Carnival Corporation and 28 shares at 2017 and 27 shares at 2016 of Carnival plc, at cost	(5,864)	(5,789)
Total shareholders’ equity	22,660	22,597
	$38,703	$38,881

(a) On December 1, 2016, we adopted the Financial Accounting Standards Board's Interest - Imputation of Interest and reclassified $55 million from Other Assets to Long-Term Debt on our November 30, 2016 Consolidated Balance Sheet.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended February 28/29,
	2017	2016
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	20,024	19,290
Occupancy percentage (b)	104.6%	104.0%
Passengers carried (in thousands)	2,769	2,559
Fuel consumption in metric tons (in thousands)	818	816
Fuel consumption in metric tons per thousand ALBDs	40.9	42.3
Fuel cost per metric ton consumed	$362	$229
Currencies
U.S. dollar to euro	$1.06	$1.10
U.S. dollar to sterling	$1.24	$1.45
U.S. dollar to Australian dollar	$0.75	$0.71

CASH FLOW INFORMATION (in millions)
Cash from operations	$932	$798
Capital expenditures	$412	$330
Dividends paid	$254	$232

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a):

	Three Months Ended February 28/29,
	2017	2017 Constant Dollar	2016
Passenger ticket revenues	$2,804	$2,881	$2,718
Onboard and other revenues	978	993	923
Gross cruise revenues	3,782	3,874	3,641
Less cruise costs
Commissions, transportation and other	(569)	(587)	(582)
Onboard and other	(125)	(127)	(117)
	(694)	(714)	(699)
Net passenger ticket revenues	2,235	2,294	2,136
Net onboard and other revenues	853	866	806
Net cruise revenues	$3,088	$3,160	$2,942
ALBDs	20,024,045	20,024,045	19,289,910

Gross revenue yields	$188.87	$193.44	$188.77
% increase vs. 2016	0.1%	2.5%
Net revenue yields	$154.22	$157.75	$152.50
% increase vs. 2016	1.1%	3.4%
Net passenger ticket revenue yields	$111.60	$114.53	$110.71
% increase vs. 2016	0.8%	3.4%
Net onboard and other revenue yields	$42.62	$43.22	$41.78
% increase vs. 2016	2.0%	3.4%

	Three Months Ended February 28/29,
	2017	2017 Constant Currency	2016
Net passenger ticket revenues	$2,235	$2,308	$2,136
Net onboard and other revenues	853	861	806
Net cruise revenues	$3,088	$3,169	$2,942
ALBDs	20,024,045	20,024,045	19,289,910

Net revenue yields	$154.22	$158.25	$152.50
% increase vs. 2016	1.1%	3.8%
Net passenger ticket revenue yields	$111.60	$115.26	$110.71
% increase vs. 2016	0.8%	4.1%
Net onboard and other revenue yields	$42.62	$42.99	$41.78
% increase vs. 2016	2.0%	2.9%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a):

	Three Months Ended February 28/29,
	2017	2017 Constant Dollar	2016
Cruise operating expenses	$2,422	$2,478	$2,229
Cruise selling and administrative expenses	546	558	549
Gross cruise costs	2,968	3,036	2,778
Less cruise costs included above
Commissions, transportation and other	(569)	(587)	(582)
Onboard and other	(125)	(127)	(117)
Gain on ship sale (c)	—	—	2
Restructuring expenses (c)	—	—	—
Other (c)	1	1	(16)
Net cruise costs	2,275	2,323	2,065
Less fuel	(297)	(297)	(187)
Net cruise costs excluding fuel	$1,978	$2,026	$1,878
ALBDs	20,024,045	20,024,045	19,289,910

Gross cruise costs per ALBD	$148.24	$151.60	$144.02
% increase vs. 2016	2.9%	5.3%
Net cruise costs excluding fuel per ALBD	$98.81	$101.13	$97.35
% increase vs. 2016	1.5%	3.9%

	Three Months Ended February 28/29,
	2017	2017 Constant Currency	2016
Net cruise costs excluding fuel	$1,978	$2,012	$1,878
ALBDs	20,024,045	20,024,045	19,289,910

Net cruise costs excluding fuel per ALBD	$98.81	$100.47	$97.35
% increase vs. 2016	1.5%	3.2%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Adjusted fully diluted earnings per share was computed as follows (in millions, except per share data) (a):

	Three Months Ended February 28/29,
	2017	2016
Net income
U.S. GAAP net income	$352	$142
Unrealized (gains) losses on fuel derivatives, net (b)	(72)	145
Gain on ship sale (c)	—	(2)
Restructuring expenses (c)	—	—
Other (c)	(1)	16
Adjusted net income	$279	$301
Weighted-average shares outstanding	728	769

Earnings per share
U.S. GAAP earnings per share	$0.48	$0.18
Unrealized (gains) losses on fuel derivatives, net (b)	(0.10)	0.19
Gain on ship sale (c)	—	—
Restructuring expenses (c)	—	—
Other (c)	—	0.02
Adjusted earnings per share	$0.38	$0.39

Notes to Non-GAAP Financial Measures

(a)	Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

We believe that gains and losses on ship sales and ship impairments and restructuring and certain other expenses are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we exclude these items from non-GAAP measures. Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our Europe. Australia & Asia (“EAA”) segment and Cruise Support segment operations utilize the euro, sterling and Australian dollar as their functional currencies to measure their results and financial condition. This subjects us to foreign currency translational risk. Our North America, EAA and Cruise Support segment operations also have revenues and expenses that are in a currency other than their functional currency. This subjects us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2017 periods’ currency exchange rates have remained constant with the 2016 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting is a non-GAAP financial measure that removes only the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations.

Constant currency reporting is a non-GAAP financial measure that removes the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency for our North America, EAA and Cruise Support segments.

Examples:

•
The translation of our EAA segment operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our North American segment operations have a U.S. dollar functional currency but also have revenue and expense transactions in currencies other than the U.S. dollar. If the U.S. dollar strengthens against these other currencies, it reduces the U.S. dollar revenues and expenses. If the U.S. dollar weakens against these other currencies, it increases the U.S. dollar revenues and expenses.

•
Our EAA segment operations have euro, sterling and Australian dollar functional currencies but also have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.

(b)
Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

(c)
We believe that gains and losses on ship sales and ship impairments and restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales and ship impairments and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.